Exhibit 99.1

CONTACTS:

Tom Ward     317.685.7330 Investors

Ali Slocum     317.264.3079 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES AMENDED AND EXTENDED $3.5 BILLION REVOLVING CREDIT FACILITY

Demonstrates continued market leadership with the first large syndicated real estate corporate loan indexed to SOFR

INDIANAPOLIS, October 28, 2021–Simon, a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that it has amended and extended its $3.5 billion senior unsecured multi-currency revolving credit facility. The newly refinanced facility will initially mature on January 31, 2026 and can be extended for an additional year to January 31, 2027 at the Company’s sole option. The facility provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars.

With this amendment, Simon is leading the corporate real estate loan market’s transition away from LIBOR by indexing its revolving credit facilities to SOFR. Based upon the Company’s current credit ratings, the interest rate on the new revolver for U.S. Dollar borrowings is SOFR plus 72.5 basis points (reduced from 82.5 basis points under the existing facility), plus a spread adjustment to account for the transition from LIBOR to SOFR. The terms of Simon’s existing $4.0 billion revolving credit facility are expected to be conformed to the terms of the newly refinanced $3.5 billion facility.

"The newly refinanced credit facility enhances our already strong financial flexibility, and when combined with our existing $4.0 billion revolver, provides us with $7.5 billion of total revolving credit capacity. The closing of this market-leading facility is a continued endorsement and reaffirmation of the strength of our Company," said David Simon, Chairman, Chief Executive Officer and President.

The facilities are supported by a globally diverse lender group composed of 28 banks, led by JPMorgan Chase, BofA Securities, PNC Capital Markets, and Wells Fargo Securities who were Joint Lead Arrangers and Joint Bookrunners.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.